SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [X ]
Filed by a party other than the registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement     [ ] Confidential, for use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X] Soliciting Material pursuant to Rule 14a-12

                           WHG Bancshares Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

  [ ]    Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:



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CONTACTS:

Gary C. Loraditch,                         Peggy J. Stewart,
President                                  President and Chief Executive Officer
BCSB Bankcorp, Inc.                        WHG Bancshares Corporation
TEL: (410) 256-5000                        TEL: (410) 583-8700

BCSB BANKCORP, INC. TO ACQUIRE WHG BANCSHARES CORPORATION IN A CASH TRANSACTION VALUED AT APPROXIMATELY $18 MILLION

         Baltimore,  Maryland  February 27, 2002. BCSB Bankcorp,  Inc.  (Nasdaq:
BCSB) ("BCSB Bankcorp"), the holding company for Baltimore County Savings Bank F.S.B., ("Baltimore County Savings") and WHG Bancshares Corporation (Nasdaq:
WHGB) ("WHG"), the holding company for Heritage Savings Bank, F.S.B. ("Heritage"), announced jointly today that they have entered into a definitive agreement under which Baltimore County Savings and WHG would merge in an all cash transaction valued at $14.25 per share, or approximately $18 million in total. The Board of Directors of each company has unanimously approved the transaction. Due diligence has been completed.

         Gary C. Loraditch, President of BCSB Bankcorp and Baltimore County Savings stated, "We are very pleased to announce our merger with WHG and Heritage Savings Bank, F.S.B. For many years we have been friendly competitors, sharing a similar philosophy as community bankers. We intend to continue this focus on community banking. At the same time we will be able to expand customer access to our financial services and increase our ability to respond to borrowers' needs. From every aspect, I think we will better serve our market place." Upon completion of the transaction, BCSB Bankcorp will have approximately $540 million in assets and will have a total of sixteen offices in the Baltimore region. Customers should anticipate no change in the type and style of community banking services they have become accustomed to, and should benefit from an expanded menu of banking services offered by Baltimore County Savings. As a result of anticipated cost savings and without considering any potential revenue enhancements, Baltimore County Savings believes that the transaction will be immediately accretive to earnings.

         Mrs. Peggy Stewart, President and CEO of WHG and Heritage Savings Bank, F.S.B., commented that the proposed merger "will continue the long tradition of community banking that has been a part of Heritage Savings Bank for 100 years, while also providing a significant return to our shareholders. We believe that Baltimore County Savings shares our commitment to our local community and this merger should enhance those banking services and products most wanted by our customers."


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         The transaction, which is expected to be completed in the Fall of 2002,
is  subject  to  approval  by  WHG   shareholders   and  applicable   regulatory
authorities. Heritage is expected to merge with and into Baltimore County Savings upon completion of the transaction.

         BCSB Bankcorp is the publicly traded holding company for Baltimore County Savings, a federal savings bank founded in 1955. The Baltimore County Savings Bank, M.H.C., is a federal mutual holding company which owns 64.0% of BCSB Bankcorp's common stock. Baltimore County Savings operates eleven banking offices serving Baltimore and Harford Counties in Maryland. As of December 31, 2001 BCSB Bankcorp reported total assets of $411.3 million, total deposits of $346.7 million and stockholders' equity of $42.3 million.

         WHG is the holding company for Heritage Savings Bank, a federal savings bank founded in 1902. Heritage is headquartered in Lutherville, Maryland and operates five full-service banking offices in Baltimore City, Baltimore County and Howard County, Maryland. At December 31, 2001, WHG had total assets of $163.9 million, total deposits of $124.1 million and stockholders' equity of $16.9 million

         WHG will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS
FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Baltimore County Savings and WHG Bancshares with the SEC in connection with the merger at the SEC's web site at www.sec.gov. Documents that WHG files with the SEC will be available free of charge from the Corporate Secretary of WHG at 1505 York Road, Lutherville, MD 21093, telephone 410-583-8700. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

         WHG and its directors and executive officers may be deemed to be "participants" in WHG's solicitation of proxies in connection with the proposed merger. Information regarding the participants, including their holdings of WHG stock, is contained in WHG's annual meeting proxy materials filed with the SEC on December 18, 2000.

This news release contains certain forward-looking statements about the proposed merger of Baltimore County Savings and WHG. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Baltimore County Savings and WHG, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Baltimore County Savings and WHG are engaged, changes in the securities markets, and other factors disclosed by Baltimore County Savings and WHG in their periodic filings with the SEC. Baltimore County Savings and WHG do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.